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                         G-III APPAREL GROUP, LTD.

                               For:     G-III Apparel Group, Ltd.


                                        Contact: Investor Relations
                                        James Palczynski
                                        (203) 222-9013

..                                       G-III Apparel Group, Ltd.
                                        Wayne S. Miller, Chief Financial Officer
                                        (212) 403-0500


               G-III APPAREL GROUP, LTD. ANNOUNCES FOURTH QUARTER
                        AND FULL-YEAR FISCAL 2004 RESULTS

                 --NET SALES FOR THE YEAR INCREASE 10.6 % TO $224.1 MILLION--

                 --NET INCOME FOR THE YEAR IS $8.4 MILLION, OR $1.14 PER SHARE--


         New York, New York - March 30, 2004 -- G-III Apparel Group, Ltd. (NASDAQ: GIII) today announced operating results for the three and twelve-month periods ended January 31, 2004.

         For the twelve-month period ended January 31, 2004, net sales increased by 10.6% to $224.1 million compared to $202.7 million last year. The Company reported net income of $8.4 million, or $1.14 per diluted share, for the twelve months ended January 31, 2004 compared to net income of $382,000, or $0.05 per diluted share, last year.

         For the three-month period ended January 31, 2004, G-III reported net sales of $34.5 million compared to $47.7 million during the same period last year. The Company reported a net loss of $3.1 million, or ($0.44) per share, for the three-month period, compared to a net loss of $4.5 million, or ($0.66) per share, during the same period last year.

         The results for the three and twelve-month periods ended January 31, 2003 included charges aggregating $4.1 million ($3.4 million on an after-tax basis) in connection with the closing of the Company's manufacturing facility in Indonesia. In addition, included in the results for the prior year are after-tax operating losses at our Indonesian facility, prior to its closedown, of approximately $1.8 million.

         Morris Goldfarb, Chairman and Chief Executive Officer said, "We are pleased with our results for the full year. The primary driver of the results was a strong performance of our sports apparel, but we were also pleased with the performance of a number of our other brands, particularly Sean Jean and Cole

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        Haan. While the retail environment remained challenging, we achieved our financial plan and ended the year with a strong balance sheet."

        For the full year, gross profit percentage improved to 27.6% from 24.3% in the prior year due to increased sales of higher margin sports apparel. Gross profit as a percentage of net sales during the fourth quarter decreased to 12.9% from 20.2% in the fourth quarter of last year due to lower levels of regular price sales and increased allowances and markdowns.

        For the first quarter ending April 30, 2004, the Company is forecasting a net loss per share of between ($0.55) and ($0.60). In last year's first quarter, the net loss was ($0.38) per share.

        Mr. Goldfarb concluded, "In the upcoming year we expect to continue to grow our core sports apparel, and pursue new opportunities in fashion. We believe that with our multi-channel mix of distribution, that there are numerous opportunities for us to further diversify our business."


ABOUT G-III APPAREL GROUP, LTD.
         G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear apparel under our own labels, licensed labels and private labels. The Company has fashion licenses with Kenneth Cole, Nine West, Timberland, Cole Haan, Jones Apparel, Sean John, Bill Blass and James Dean and sports licensing agreements with the National Football League, National Hockey League, National Basketball Association, Major League Baseball and more than 60 universities nationwide.

         Statements concerning the Company's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors include, but are not limited to, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonally, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.


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                   G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
                                  (NASDAQ:GIII)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)
                                (Unaudited)

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                                                             Three Months Ended                    Twelve Months Ended

                                                           1/31/04             1/31/03            1/31/04           1/31/03
                                                           -------             -------            -------           -------

Net sales                                              $        34,503      $        47,654    $   224,061      $   202,651
Cost of sales                                                   30,045               38,046        162,229          153,367
                                                      ----------------     ----------------     ------------     ------------
Gross profit                                                     4,458                9,608         61,832           49,284
Selling, general and administrative
  Expenses                                                      10,651               11,403         47,039           41,551
Costs associated with the close down of
  Indonesian Facility                                                                 3,556                           3,556
                                                      ------------------   ------------------  --------------   --------------
Operating profit (loss)                                         (6,193)              (5,351)        14,793            4,177
Interest and financing charges, net                                318                  533          1,179            1,907
                                                      ------------------   ------------------  --------------   --------------
Income (loss) before income taxes                               (6,511)              (5,884)        13,614            2,270
Income tax expense (benefit)                                    (3,416)              (1,364)         5,238            1,888
                                                      ------------------   ----------------    --------------   --------------
Net income (loss)                                     $         (3,095)    $         (4,520)   $     8,376      $       382
                                                      ================     =================   =============    ==============
Income (loss) per common share:
   Basic                                              $          (0.44)    $          (0.66)   $      1.21      $      0.06
                                                      ==================   ==================  ==============   ==============
   Diluted                                            $          (0.44)    $          (0.66)   $      1.14      $       0.05
                                                      ==================   ==================  ==============   ==============

Weighted average shares outstanding:
    Basic                                                    6,990,081            6,860,195      6,911,644        6,764,398
    Diluted                                                  6,990,081            6,860,195      7,348,101        7,346,925

BALANCE SHEET DATA (IN THOUSANDS):                                                           At Jan. 31,          At Jan. 31,
                                                                                             -----------          -----------
                                                                                                2004                 2003
                                                                                                -----                ----
    Cash                                                                                       $ 16,072             $ 3,408
    Working  Capital                                                                             57,388              47,260
    Inventory                                                                                    28,361              30,948
    Total Assets                                                                                 80,696              70,956



    Total Shareholders' Equity                                                                 $ 65,272           $  55,748

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